SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                   NOTIFICATION OF REGISTRATION FILED PURSUANT
              TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

      The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Excelsior Corporate Finance Investors, LLC

Address of Principal Business Office (No. & Street, City, State, Zip Code):

      Excelsior Corporate Finance Investors, LLC
      225 High Ridge Road
      Stamford, Connecticut  06905

Telephone Number (including area code):
      (203) 352-4494

Name and address of agent for service of process:

      Douglas A. Lindgren
      Excelsior Corporate Finance Investors, LLC
      225 High Ridge Road
      Stamford, Connecticut  06905

With copies of Notices and Communications to:

      Alison Baur, Esq.             Michael R. Rosella, Esq.
      Charles Schwab & Co., Inc.    Paul, Hastings, Janofsky & Walker LLP
      101 Montgomery Street         75 East 55th Street
      Mail Stop SF120KNY-4          New York, NY  10022
      San Francisco, CA   94104

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
YES [X]  NO [ ]

                                    SIGNATURE

      Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the city of New York and the state of New York on the 17th day of January, 2003.

[SEAL]

                                    Excelsior Corporate Finance Investors, LLC
                                    (REGISTRANT)


                                    By: /s/ Douglas A. Lindgren
                                        ----------------------------------------
                                            Douglas A. Lindgren
                                            (Principal Executive Officer)



Attest: /s/ Brian F. Schmidt
        ------------------------------
            Brian F. Schmidt
            (Chief Financial Officer)